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                                                                    EXHIBIT 8(a)



                 [Letterhead of Bradley Arant Rose & White LLP]

                                     , 1998



American Banks of Florida, Inc.
2031 Hendricks Avenue
Jacksonville, Florida  32207

         Re: Agreement and Plan of Merger by and between American Banks of Florida, Inc., SouthTrust Corporation and SouthTrust
                  of Alabama, Inc.
                  -------------------------------------------------------------

Ladies and Gentlemen:

         You have requested the opinion of Bradley Arant Rose & White LLP, as counsel to SouthTrust Corporation, a Delaware corporation and a bank holding company registered pursuant to the Bank Holding Company Act (12 USC ss. 1841, et seq.) and Regulation Y promulgated thereunder ("SouthTrust"), regarding the transactions contemplated by that certain Agreement and Plan of Merger dated February 18, 1998 (the "Merger Agreement"), by and between American Banks of Florida, Inc. ("American"), SouthTrust and SouthTrust of Alabama, Inc., a Alabama corporation and a wholly-owned subsidiary of SouthTrust ("Merger Sub"). Specifically, you have requested us to opine that the merger of American with and into Merger Sub (the "Merger") pursuant to the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by the stockholders of American upon the receipt solely of SouthTrust voting common stock in exchange for their American stock upon consummation of the Merger.

         This opinion is being rendered pursuant to the requirements of Item 21(a) of the registration statement on Form S-4 (the "Registration Statement") which is being filed today on SouthTrust's behalf with the Securities Exchange Commission under the Securities Act of 1933, as amended, and pursuant to Section
7.08 of the Merger Agreement. Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Merger Agreement.

         In rendering the opinion set forth below, we have examined and relied upon originals or copies of the Merger Agreement and such other documents and materials as we have deemed necessary as a basis for such opinion. In connection with such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens and the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and, as to factual matters, the veracity of written statements made by officers and other representatives of American and SouthTrust included in the Merger Agreement.



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American Banks of Florida, Inc.
         , 1998
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         The opinion stated below is based upon the relevant provisions of the
Code, regulations promulgated pursuant thereto by the Department of the Treasury and the Internal Revenue Service (the "IRS"), current administrative rulings and applicable judicial decisions, all of which are subject to change. Neither SouthTrust, Merger Sub nor American has requested or will receive an advance ruling from the IRS as to any of the federal income tax effects to holders of American stock of the Merger, or of any of the federal income tax effects to SouthTrust, Merger Sub or American of the Merger. Our opinion set forth below is not binding upon the IRS, and there can be no assurance, and none hereby is given, that the IRS will not take a position contrary to one or more of the positions reflected herein, or that our opinion will be upheld by the courts if challenged by the IRS.


                                      FACTS

         SouthTrust is a registered bank holding company and is the common parent of an affiliated group of corporations, including Merger Sub, that file consolidated federal income tax returns on the calendar year basis. SouthTrust Common Stock is publicly held and publicly traded through the Automated Quotation System of the Nasdaq Stock Market.

                  In accordance with resolutions of SouthTrust's Board of Directors adopted on February 22, 1989, each share of SouthTrust Common Stock issued and outstanding carries with it eight twenty-sevenths of a right to purchase from SouthTrust one one-hundredth of a share of SouthTrust Preferred Stock designated as the Series A Junior Participating Preferred Stock at a purchase price of $75.00 (a "Right"). These Rights will expire on February 22, 1999 unless redeemed earlier and are not be exercisable or transferable separately from the shares of SouthTrust Common Stock until the occurrence of certain events associated with an acquisition of a substantial amount of SouthTrust Common Stock. The provisions of the Rights are more fully described in the Rights Agreement between SouthTrust and Mellon Bank, N.A. (now known as ChaseMellon Shareholder Services LLC), as Rights Agent, and the Certificate of Designation for the Series A Preferred Stock, copies of each of which are exhibits to the Registration Statement.

         Immediately prior to the Merger, SouthTrust will own 100% of the capital stock of Merger Sub, and Merger Sub will own 100% of the capital stock of SouthTrust Bank, National Association, a national banking corporation ("ST-Bank"). Both of Merger Sub and ST-Bank are included in the consolidated federal income tax return of SouthTrust.

                  American is a corporation organized pursuant to the laws of the State of Florida and a registered bank holding company. As of February 18, 1998, the authorized capital stock of American consisted of (I) 2,000,000 shares of common stock, par value $1.00 per share, of which 1,183,751 shares were issued and outstanding (the "American Common Stock"); (ii) 2,000,000 shares of preferred stock, $1.00 par value per share, of which 13,334 shares have been designated as Series A Preferred Stock, of which, as of January 31, 1998, none were issued and outstanding, 13,334 shares have been designated as Series B Preferred Stock, of which, as of January 31, 1998, 9,770.534 were issued and outstanding, 13,334 shares have been designated as Series C Preferred Stock, of which,


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American Banks of Florida, Inc.
         , 1998
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as of January 31, 1998, 10,225.266 shares were outstanding, and 13,335 shares have been designated as Series D Preferred Stock, of which, as of January 31, 1998, 10,897.256 shares were issued and outstanding (the "American Preferred Stock," and together with the American Common Stock, the "American Capital Stock"), and there has been no change in the number of shares of American Capital Stock outstanding as of the date hereof. Each of the issued and outstanding shares of American Preferred Stock is convertible into one share of American Common Stock. American owns 100% of the issued and outstanding capital stock of American National Bank of Florida, a national bank and the sole banking subsidiary of American (the "Bank"). American is an accrual method taxpayer using a calendar year accounting period.

         A dispute has arisen between, on the one hand, Raymond K. Mason, Sr., Chairman Emeritus and member of the Board of Directors of American ("Mr. Mason"), and, on the other hand, Raymond K. Mason, Jr., Charles J. Franson and
T. Keith Perry (the "Bonus Shareholders"), who are also members of the Board of Directors of American. (Mr. Raymond K. Mason, Jr. is also Chairman, President and Chief Executive Officer thereof, and Mr. Perry is also Executive Vice President, Secretary and Treasurer thereof.) This dispute concerns the enforceability of certain stock bonus agreements, dated May 26, 1995, between each of the Bonus Shareholders and American (the "Stock Bonus Agreements"), under which each of the Bonus Shareholders was awarded 30,000 shares of American Common Stock, for an aggregate of 90,000 shares of American Common Stock (the "Bonus Shares"). Mr. Mason disputes whether these Stock Bonus Agreements were duly authorized by the Board of Directors of American and whether American met certain performance benchmarks set forth in the Stock Bonus Agreements before such 90,000 shares were issued.


                            THE PROPOSED TRANSACTIONS

         Pursuant to the Merger Agreement the following transactions will take place:

         (1) American will merge with and into Merger Sub in accordance with the applicable corporation laws of the States of Florida and Alabama (the "Corporate Laws"), after which Merger Sub will be the surviving corporation. Merger Sub will acquire all of the assets and assume all of the liabilities of American. Merger Sub will be the surviving corporation and the separate corporate existence of American will terminate.

         (2) SouthTrust will issue a total of 3,930,282 shares of SouthTrust Common Stock in exchange for all of the issued and outstanding American Capital Stock. As of the date of the Merger Agreement and assuming the conversion of all of the American Preferred Stock into American Common Stock, a total of 1,214,644.056 shares of American Common Stock would be issued and outstanding, which total includes 90,000 Bonus Shares with respect to which the dispute described above exists.

         (3) Each share of American Capital Stock, including the Bonus Shares, will become and be converted into the right to receive 3.23574794 shares of SouthTrust Common Stock, and eight


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American Banks of Florida, Inc.
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twenty-sevenths of a Right will be issued with each share of SouthTrust Common
Stock exchanged in the Merger for American Stock.

         (4) No fractional shares of SouthTrust Common Stock will be issued in the Merger; each holder of American Capital Stock who would otherwise be entitled to receive a fractional share interest, if any, will receive cash in lieu of a fractional share.

         (5) Any holder of American Common Stock who dissents from the Merger will be entitled to receive from the surviving corporation the fair value of his or her shares in cash.

         (6) Unless the dispute regarding the Bonus Shares is resolved prior to the Effective Time of the Merger in a manner consistent with the Merger Agreement, immediately prior to the Effective Time of the Merger, the Bonus Shares will be delivered to the Escrow Agent (as hereinafter defined) and will be held and disposed of in accordance the Merger Agreement and with the provisions of the Escrow Agreement (as hereinafter defined). If the dispute regarding the Bonus Shares is resolved prior to the Effective Time of the Merger in accordance with the Merger Agreement, the consideration which is or would have been applicable to the Bonus Shares will be distributed in accordance with such resolution; if such resolution is that all or some of the Bonus Shares will be canceled and treated as not issued, then such consideration will be allocated, on a pro rata basis, to increase the amount of SouthTrust Common Stock to be received by the American shareholders.

         (7) Provided that the issues related to the Bonus Shares have not been resolved earlier in a manner that would not conflict with the Merger Agreement, American will enter into an escrow agreement (the "Escrow Agreement") with Mr. Mason, the Bonus Shareholders and an escrow agent to be agreed upon (the "Escrow Agent"). The Escrow Agreement will provide for resolution of the dispute between Mr. Mason and the Bonus Shareholders to be determined by award of an arbitrator or a final, non-appealable decision of a court of proper jurisdiction, as determined and selected by the mutual agreement of Mr. Mason and the Bonus Shareholders. In order to accomplish this result, the Escrow Agreement will provide that the Bonus Shareholders must deliver to and deposit with the Escrow Agent the certificate or certificates representing the Bonus Shares. Accordingly, at the Effective Time of the Merger, the Escrow Agent will exchange the certificates representing the Bonus Shares for shares of SouthTrust Common Stock pursuant to the terms of the Merger Agreement (these shares of SouthTrust Common Stock are referred to as the "Escrow Fund").

         (8) In the event it is determined that the issuance of all the Bonus Shares to the Bonus Shareholders was valid, the Escrow Agent will release the Escrow Fund to the Bonus Shareholders in the proportions to which the Bonus Shareholders are entitled to the Bonus Shares. In the event it is determined that the Bonus Shareholders are entitled to some number of the Bonus Shares less than 90,000, the Escrow Agent will release a portion of the Escrow Fund to the Bonus Shareholders, and the remaining Escrow Fund will be released, on a pro rata basis, to those persons who were shareholders of American at the Effective Time of the Merger. In the event it is determined that the Bonus Shareholders are entitled to none of the Bonus Shares, then the Escrow Agent will


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American Banks of Florida, Inc.
         , 1998
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release all of the Escrow Fund, on a pro rata basis, to those persons who were shareholders of American at the Effective Time of the Merger.


                                 REPRESENTATIONS

         Officers of American and SouthTrust each have made certain written representations to us on behalf of their respective institutions by letters each of even date herewith (the "Representation Letters"), and with your consent, we have relied upon the accuracy and validity of these representations provided in the Representation Letters in offering the opinions expressed below.


                                     OPINION

         Upon the basis of the foregoing facts and representations, and solely for purposes of the Code, we are of the opinion that:

         (i) The Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code.

         (ii) No gain or loss will be recognized by the shareholders of American upon the receipt of SouthTrust Common Stock (including the Rights associated therewith) solely in exchange for their shares of American Capital Stock. In addition, no gain or loss will be recognized by American stockholders upon the receipt of the Rights attached to the SouthTrust Common Stock.

         (iii) The basis of the SouthTrust Common Stock to be received by the American shareholders will be the same as the basis of American Capital Stock surrendered in exchange therefor, except for the basis allocated to any fractional shares and shares treated as interest.

         (iv) The holding period of the shares of SouthTrust Common Stock to be received by the shareholders of American will include the period during which American Capital Stock surrendered in exchange therefor was held.

         (v) The payment of cash to an American shareholder in lieu of issuing a fractional share interest in SouthTrust Common Stock will be treated as if the fractional share actually was issued as part of the Merger and then was redeemed by SouthTrust. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be a capital gain or loss.

         No opinion is expressed as to the federal tax treatment of the transaction under any other provisions of the Code and regulations, or as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the opinion. Specifically, no opinion is expressed with respect to the federal income tax consequences of the


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American Banks of Florida, Inc.
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Escrow Agreement, other than that the consummation of the transactions contemplated by the Escrow Agreement will not cause the Merger to fail to qualify as a reorganization pursuant to Section 368(a) of the Code.

         This opinion is rendered solely with respect to certain federal income tax consequences of the Merger under the Code, and does not extend to the income or other tax consequences of the Merger under the laws of any state or any political subdivision of any state; nor does it extend to any tax effects or consequences of the Merger to SouthTrust or Merger Sub other than those expressly stated in the above opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to this firm under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and in the prospectus which is included as part of the Registration Statement.


                                     Yours very truly,